Exhibit 99.1

FOR IMMEDIATE RELEASE

December 10, 2007

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS ELECTS TWO NEW BOARD MEMBERS

Board Also Declares Regular Quarterly Dividend

MINNEAPOLIS, MINN. ---General Mills (NYSE: GIS) today elected Lois E. Quam and Bradbury (Brad) H. Anderson to its board of directors.

Quam is Managing Director of alternative investments at Piper Jaffray (NYSE: PJC). In this position, Quam is responsible for developing new business opportunities and investment offerings in the areas of clean technology/renewables and health care. Prior to joining Piper Jaffray, Quam was executive vice president of UnitedHealth Group and president of the company’s Public and Senior Markets Group, a division with more than $30 billion in annual revenue. She joined UnitedHealth Group in 1989. Quam holds a B.A. from Macalester College and an M.A. from Oxford University, where she was a Rhodes Scholar.

Anderson is vice chairman and chief executive officer of Best Buy Co., Inc. (NYSE: BBY). He joined the company in 1973 as a salesman for Sound of Music, a small chain of stereo stores that was the precursor to Best Buy. Anderson was named a vice president of Best Buy in 1981, and was elected executive vice president and a member of the company’s board of directors in 1986. He was promoted to president and chief operating officer in 1991, named vice chairman in 2001, and became chief executive officer of Best Buy in June 2002. Anderson holds an associate degree from Waldorf College and a B.A. from the University of Denver.

In other action at its regularly scheduled December meeting, the General Mills board declared a quarterly dividend payment at the prevailing rate of $0.39 per share, payable February 1, 2008, to shareholders of record January 10, 2008. The annualized dividend rate of $1.56 per share for fiscal 2008 represents an 8 percent increase over dividends of $1.44 per share paid in fiscal 2007. General Mills and its predecessor companies have paid uninterrupted dividends without reduction for 109 years.

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